EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-61956 on Form S-8 and Registration Statement Nos. 333-73352, 333-83422, 333-88732 and 333-98855 on Form S-8 of our report dated January 29, 2003 (except Note 16, dated March 7, 2003), appearing in this Annual Report on Form 10-K of Tellium, Inc. for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Parsippany, New Jersey

March 31, 2003